Exhibit 10.1

FOURTH FORBEARANCE AGREEMENT AND FIFTH AMENDMENT TO CREDIT AGREEMENT

This Fourth Forbearance Agreement and Fifth Amendment to Credit Agreement (this “Agreement”) is entered into as of the 31st day of October, 2016, by and between BIOANALYTICAL SYSTEMS, INC., an Indiana corporation (the “Company”) and THE

HUNTINGTON NATIONAL BANK, a national banking association (the “Bank”).

RECITALS:

A.       Pursuant to the terms and conditions of a certain Credit Agreement dated as of May 14, 2014 by and between the Company and the Bank, as amended by a First Amendment to Credit Agreement dated as of May 14, 2015, such Credit Agreement, as so amended, hereinafter (the “Loan Agreement”), the Bank agreed to make to the Company (i) loans (collectively, the “Revolving Loans”) up to the maximum aggregate sum of $2,000,000 under a revolving line of credit and (ii) a term loan in the principal amount of $5,500,000 (the “Term Loan,” and together with the Revolving Loans, collectively the “Loans”).

B.       To evidence the Revolving Loans, on or about May 14, 2014, the Company executed and delivered to the Bank a certain Promissory Note (Revolving Loan) in the original principal sum of $2,000,000.00 (the “Revolving Note”).

C.       To evidence the Term Loans, on or about May 14, 2014, the Company executed and delivered to the Bank a certain Promissory Note (Term Loan) in the original principal sum of $5,500,000.00 (the “Term Note”, and together with the Revolving Note hereinafter sometimes collectively the “Notes”).

D.       In connection with the Term Loan, on May 14, 2014, the Company and the Bank entered into a certain ISDA 2002 Master Agreement and related schedules, and thereafter, on May 16, 2014, the Company and the Bank entered into a Confirmation pursuant thereto (all of the foregoing documents are hereinafter collectively referred to as the “Swap Agreement”).

E.       To secure all of its Obligations (as that term is defined in the Loan Agreement) to the Bank, the Company executed and delivered to the Bank a certain Security Agreement dated as of May 14, 2014 (the “Security Agreement”), pursuant to which the Company granted the Bank a security interest in substantially all of the Company’s personal property assets, whether then owned or thereafter acquired, including without limitation accounts, chattel paper, deposit accounts, documents, goods, equipment, general intangibles and inventory, and all proceeds of, products of and supporting obligations of the foregoing.

F.       The Bank perfected the security interests granted to it pursuant to the Security Agreement by filing a UCC-1 financing statement with the Indiana Secretary of State.

G.       To further secure all of its Obligations (as that term is defined in the Loan Agreement) to the Bank, the Company executed and delivered to the Bank a certain Mortgage, Security Agreement, Assignment of Rents and Fixture Filing dated as of May 14, 2014 (the “West Lafayette Mortgage”), pursuant to which the Company granted the Bank a mortgage, security interest and assignment of rents with respect to certain real property located in West Lafayette, Indiana (the “West Lafayette Property”).

H.       In consideration of the Bank entering into the Loan Agreement, BAS EVANSVILLE, INC., an Indiana corporation (the “Guarantor”), agreed, pursuant to a certain Guaranty Agreement dated as of May 14, 2014 (the “Guaranty”), to unconditionally guarantee the repayment of all obligations owing from the Company to the Bank, including the Company’s obligations under the Loan Agreement;

I.       To secure the Guarantor’s obligations to the Bank, including its obligations under the Guaranty, the Guarantor executed and delivered to the Bank a certain Mortgage, Security Agreement, Assignment of Rents and Fixture Filing dated as of May 14, 2014 (the “Mt. Vernon Mortgage”), pursuant to which the Company granted the Bank a mortgage, security interest and assignment of rents with respect to certain real property located in Mt. Vernon, Indiana (the “Mt. Vernon Property”).

J.       As of April 27, 2016, the Company and the Bank entered into that certain Forbearance Agreement and Second Amendment to Credit Agreement (the “First Forbearance Agreement”), whereby the Bank agreed, on the terms set forth therein, to forbear from exercising its rights with regard to Designated Defaults (as defined herein) until June 30, 2016 and to amend the Loan Agreement to provide for a June 30, 2016 maturity for the Loans.

K.       Pursuant to the terms of the First Forbearance Agreement, the Company executed and delivered to the Bank a Short Form Copyright Security Agreement, a Short Form Patent Security Agreement and a Short Form Trademark Security Agreement, each dated April 27, 2016 (collectively, the “IP Security Agreements”).

L.       The Bank perfected the security interests granted to it pursuant to the IP Security Agreements through its filed UCC-1 financing statement with the Indiana Secretary of State and by filing the applicable IP Security Agreement with the United States Patent and Trademark Office and the United States Copyright Office.

M.       As of July 1, 2016, the Company and the Bank entered into that certain Second Forbearance Agreement and Third Amendment to Credit Agreement (the “Second Forbearance Agreement”), whereby the Bank agreed, on the terms set forth therein, to forbear from exercising its rights with regard to the Designated Defaults (as defined below herein) until September 30, 2016 and to amend the Loan Agreement to provide for a September 30, 2016 maturity for the Loans.

N.       As of September 30, 2016, the Company and the Bank entered into that certain Third Forbearance Agreement and Fourth Amendment to Credit Agreement (the “Third Forbearance Agreement”), whereby the Bank agreed, on the terms set forth therein, to forbear from exercising its rights with regard to the Designated Defaults (as defined below herein) until October 31, 2016 and to amend the Loan Agreement to provide for an October 31, 2016 maturity for the Loans.

O.       The Bank continues to be the holder of the Notes and the Loan Agreement (such documents, as amended, together with the Security Agreement, the West Lafayette Mortgage, the Guaranty, the Mt. Vernon Mortgage, the First Forbearance Agreement, the IP Security Agreements, and all other agreements, documents and instruments related thereto or at any time evidencing or securing the Loans, are hereinafter collectively referred to as the “Loan Documents”).

P.       As of October 25, 2016, the Company owes to the Bank the principal sum of $1,824,422.75 on the Revolving Loans and the principal sum of $3,601,196.00 on the Term Loan, together with accrued interest, fees, expenses, reimbursement obligations and other charges and obligations pursuant to the Loan Documents, including without limitation attorneys’ fees (collectively the “Indebtedness”).

Q.       In the First Forbearance Agreement, the Company acknowledged the existence of Events of Default under the terms of the Loan Documents resulting from (i) the Company’s failure to comply with Section 5(g)(i) of the Loan Agreement with regard to its Fixed Charge Coverage Ratio for the Test Period ending December 31, 2015, and (ii) the Company’s failure to comply with Section 5(g)(ii) of the Loan Agreement with regard to its Maximum Total Leverage Ratio for the Test Period ending December 31, 2015 (collectively, the “Designated Defaults”).

R.       By reason of the continued existence of the Designated Defaults, the expiration of the Forbearance Period provided in the Third Forbearance Agreement and the maturity of the Loans, as of October 31, 2016, the Bank has no obligation to make additional advances under the Loan Agreement and the Bank has full legal right to exercise its rights and remedies under the Loan Documents and under applicable law. Such remedies include, but are not limited to, the right to repossession and sale, foreclosure, or use, as the case may be, of the Collateral.

S.       The Company has requested that the Bank agree to continue to forbear for a specific period of time from exercising its rights and remedies under the Loan Documents and under applicable law pursuant to the terms of this Agreement and to extend the maturity date of the Loans. The Bank is willing to do so, but only on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the recitals and mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.       Defined Terms. All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Documents.

2.       Forbearance. Subject to the provisions of this Agreement, absent a breach or default under this Agreement (a “Default”), and except as otherwise provided herein, the Bank shall refrain from taking any action to foreclose or recover the Collateral or otherwise initiate collection proceedings against the Company or the Collateral from the effective date of this Agreement through and including January 31, 2017 (the “Forbearance Period”) on account of the Designated Defaults or any other failure of the Company to comply with Sections 5(g)(i) or 5(g)(ii) of the Loan Agreement. The Company acknowledges and agrees that, notwithstanding the foregoing and except as modified by this Agreement, (a) the Bank reserves the right to enforce each and every term of this Agreement and the Loan Documents; (b) the Bank is under no duty or obligation of any kind or any nature to grant the Company any additional period of forbearance beyond the Forbearance Period; (c) the Bank’s actions in entering into this Agreement shall not be construed as a waiver or relinquishment of, or estoppel to assert, any of the Bank’s rights under the Loan Documents or under applicable law; and (d) the Bank’s actions in entering into this Agreement are without prejudice to the Bank’s right to pursue any and all remedies available to it upon expiration of the Forbearance Period or immediately upon the occurrence of a Default. Notwithstanding any other provision of this Agreement or any other Loan Document to the contrary, the Designated Defaults shall continue to constitute an Event of Default under the Loan Agreement for purposes of Section 5(c) (allowing for unlimited audits).

3.       Revolving Loans. The Company acknowledges that, as a result of the Designated Defaults, the Bank is no longer obligated to make Revolving Loans under the Loan Agreement. Notwithstanding the foregoing, during the Forbearance Period and so long as no Default has occurred, the Bank hereby agrees to continue to make Revolving Loans under the Loan Agreement, subject to the terms of the Loan Agreement as modified by this Agreement.

4.       Amendment of Loan Agreement.

(a)       Revolving Loan Maturity. The definition of “Revolving Loan Maturity Date” in Section 1 of the Loan Agreement is hereby amended and restated in its entirety to now read:

“Revolving Loan Maturity Date” means January 31, 2017.

(b)       Term Loan Maturity. The Loan Agreement is hereby amended such that each reference to “October 31, 2016” contained in Section 2(b)(ii), is deleted and replaced with “January 31, 2017”.

5.       Amendment of Other Loan Documents. All other Loan Documents (including but not limited to the Notes), are hereby amended to the extent necessary (i) to reflect a maturity date for the Revolving Loan and Revolving Note of January 31, 2017, and (ii) to reflect a maturity date for the Term Loan and Term Note of January 31, 2017.

6.       [Reserved]

7.       Replacement Financing. The Company shall take commercially reasonable efforts to obtain funds sufficient to repay the Indebtedness in full upon the expiration of the Forbearance Period. On or before the 30th day of each month, the Company shall provide or cause to be provided to the Bank a report on its efforts and progress in obtaining such funds, which report must be in form an substance satisfactory to the Bank in is sole discretion. The Company shall provide or cause to be provided to the Bank copies of all loan proposals, term sheets or offers within five days of the receipt by the Company or its investment bank. On or before November 15, 2016, the Company shall provide or cause to be provided to the Bank a letter signed by a controlling majority of the Board of Directors of the Company affirming that the Board of Directors has directed the management of the Company to seek out alternatives that will enable the Company to repay the Indebtedness in full upon the expiration of the Forbearance Period, which letter must be in substance and detail satisfactory to the Bank in all respects.

8.       Additional Reporting. In addition to the reporting requirements contained in the Loan Documents, beginning on November 28, 2016 and continuing throughout the Forbearance Period, the Company shall provide or cause to be provided to the Bank in form and level of detail reasonably satisfactory to the Bank: (i) on or before Monday of each week, an updated 13-week cash flow forecast for the Company, setting forth a projected Net Cash Flow and including an actual versus projected results (including an actual Net Cash Flow) for the preceding week (a “Cash Flow Forecast”); (ii) on or before the 15th day of each month, financial statements and reports for the Company on a monthly and year-to-date basis, including an income statement, balance sheet and statement of cash flows, together with an accounts receivable aging report and an accounts payable aging report; and (iii) such other financial information as may be reasonably requested by the Bank. As used herein, “Net Cash Flow” means, with reference to any period, the Company’s cash capital contributions and other receipts of cash (including but not limited to cash received from operations) for such period minus the Company’s actual cash uses for such period.

9.       Minimum Cash Flow. Beginning with the Cash Flow Forecast to be delivered on or before December 12, 2016, the Company shall maintain a cumulative two-week Net Cash Flow for the two weeks ending immediately prior to the second and fourth Cash Flow Forecasts delivered each month of at least 85% of the last projected Net Cash Flow for such weeks.

10.       Loan Documents in Effect. All terms and conditions of the Loan Documents, and the liens and security interests granted thereby, shall remain in full force and effect after the consummation of the transactions contemplated herein, except as modified herein.

11.       Confirmation of Security Interests and Liens. The Company hereby acknowledges, reaffirms, grants, pledges and assigns to the Bank, to secure the prompt and full payment and complete performance of all Obligations, a security interest in the Company’s right, title and interest in all present and future (a) accounts, accounts receivable, contract rights, chattel paper, electronic chattel paper, payment intangibles, healthcare receivables, instruments, promissory notes, supporting obligations and other forms of obligations and property securing rights to payment, negotiable and non-negotiable documents, notes, drafts, acceptances, amounts owing from the provision of services or the license of Intellectual Property, and other forms of obligations, all books, records, ledger cards, computer programs, and other documents or property, including without limitation such items which are evidencing or relating to the accounts and inventory; (b) goods and inventory, wherever located, goods held for sale or lease, furnished under any contract of service or held as raw materials, work in process or supplies, and all materials used or consumed in the business of the Company, and shall include all right, title and interest of the Company in any property, the sale or other disposition of which has given rise to Accounts and which has been returned to or repossessed or stopped in transit by the Company; (c) (i) equipment, including without limitation machinery, manufacturing, distribution, selling, data processing and office equipment, assembly systems, tools, molds, dies, fixtures, appliances, furniture, furnishings, vehicles, vessels, aircraft, aircraft engines, and trade fixtures, (ii) other tangible personal property, and (iii) any and all accessions, parts and appurtenances attached to any of the foregoing or used in connection therewith, and any substitutions therefor and replacements, products and proceeds thereof; (d) trade names, trademarks, trade secrets, service marks, data bases, software and software systems, including the source and object codes, information systems, discs, tapes, customer lists, telephone numbers, credit memoranda, goodwill, patents, patent applications, patents pending, copyrights, royalties, literary rights, licenses and franchises; (e) general intangibles, income and other tax refunds, proceeds of insurance, eminent domain and condemnation awards, choses in action, commercial tort claims, preference recoveries and all claims in respect of transfers of any kind, all transfers by states and governmental units of states, letter of credit rights and proceeds of letters of credit, franchise rights, installment contracts, and any and all policies or certificates of insurance, goods, cash and property, which now or hereafter are at any time in the possession or control of the Bank or in transit by mail or carrier to or from the Bank, or in the possession of any third party acting on the Bank’s behalf, without regard to whether the Bank received the same in pledge for safekeeping, as agent for collection or transmission or otherwise, or whether the Bank has conditionally released the same; (f) investment property, including without limitation securities, whether certificated or uncertificated, securities entitlements, securities accounts, commodities contracts and commodities accounts; (g) deposit accounts, whether general, special, time, demand, provisional, or final, all cash or monies wherever located, any and all deposits or other sums at any time due to the Company; and (h) cash and non-cash proceeds, substitutions, replacements, additions and accessions to any Collateral, all insurance proceeds, all documents, negotiable documents, documents of title, warehouse receipts, storage receipts, dock receipts, dock warrants, express bills, freight bills, airbills, bills of lading and other documents relating to any Collateral, and all products thereof. The Company further represents, warrants and agrees that as of the date hereof, there are no claims, set-offs or defenses to the Obligations or the Bank’s exercise of any rights or remedies available to it as a creditor in realizing upon the Collateral or the Loan Documents, or under applicable law. In addition, the Company has not assigned any claim, set-off, or defense to any person, individual, or entity.

12.       Swap Agreement. Notwithstanding anything herein to the contrary, the Borrower acknowledges and agrees that the Designated Defaults are and shall continue to constitute Events of Default under the Swap Agreement such that the Bank may immediately, upon the earlier of (a) the end of the Forbearance Period or (b) the occurrence of a Default, designate an Early Termination Date (as defined in the Swap Agreement) and that, upon the occurrence of such Early Termination Date, the Borrower will be obligated to pay the Early Termination Amount (as defined in the Swap Agreement) and all other amounts owing under the Swap Agreement as a result of such Early Termination Date.

13.       Consultant. The Company shall continue to engage the services of the Consultant (as such term is defined in the Second Forbearance Agreement) reasonably satisfactory to the Bank for the purposes of (a) evaluating all aspects of operations; (b) determining the viability of future cash flows; (c) determining marketability of the Company or any of its assets; and (d) evaluating options sufficient to repay the Loans in full. The Company shall provide the Consultant with full access to its facilities, books and records. The Company shall cause the Consultant to provide to the Bank such information regarding its efforts as the Bank may reasonably request.

14.       Use of Collateral. During the Forbearance Period, the Company shall be permitted to use the Collateral in the conduct of their business, as long as such use is not inconsistent with the Loan Documents and this Agreement.

15.       Foreclosure of Collateral. Upon the earlier of (a) the end of the Forbearance Period or (b) the occurrence of a Default, the Bank shall have the right to foreclose, sell, lease or otherwise dispose of the Collateral in accordance with the terms of the Loan Documents, this Agreement, and applicable law. The Company hereby consents and agrees to such foreclosure, sale, lease or other disposition of the Collateral by the Bank, its agents, or its designees. The Company hereby waives, renounces and forever relinquishes all right to notice prior to disposition of the Collateral required by the Loan Documents or applicable law.

16.       Conditions Precedent to Effectiveness of Agreement. The Company understands that this Agreement shall not be effective, and the Bank shall have no obligation to forbear from exercising any rights or remedies, unless and until each of the following conditions precedent has been satisfied not later than the respective date set forth below, or waived by the Bank (in its sole discretion), for whose sole benefit such conditions exist, with the Bank’s determination as to whether they have been timely satisfied being conclusive absent manifest error:

(a)       On or before October 31, 2016, the Company shall have executed and delivered to the Bank this Agreement;

(b)       On or before October 31, 2016, the Company shall have remitted to the Bank $2,579.46 in reimbursement of the Bank’s legal fees and expenses;

(c)       On or before October 31, 2016, the Company shall have remitted to the Bank a loan forbearance fee in the amount of $13,950 (the “Forbearance Fee”), which is fully earned and nonrefundable upon execution of this Agreement;

(d)       On or before October 31, 2016, the Guarantor shall have executed and delivered to the Bank the attached Reaffirmation and Consent of Guarantor;

17.       Representations and Warranties. To induce the Bank to enter into this Agreement, the Company represents and warrants to the Bank as follows:

(a)       Recitals. The Recitals in this Agreement are true and correct in all respects;

(b)       Organization. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Indiana;

(c)       Authority. The Company has full corporate power and authority to execute, deliver, and perform this Agreement and has taken all corporate or limited liability company action required by law, its articles of incorporation or organization, code of regulations or operating agreement, and any other governing documents to authorize the execution and delivery of this Agreement. This Agreement is the legal, valid, and binding obligation of the Company enforceable against it in accordance with its terms;

(d)       Consents and Approvals. No consent or approval of any party is required in connection with the execution and delivery of this Agreement by the Company, and the execution and delivery of this Agreement does not (a) contravene or result in a breach or default under the Company’s articles of incorporation or organization, code of regulations or operating agreement, other governing documents, or any other agreement or instrument to which the Company is a party or by which any of its properties are bound, or (b) violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award applicable to the Company; and

(e)       Continuing Representations. Except in respect of the Designated Defaults, all representations and warranties contained in the Loan Documents are true and correct as of the date of this Agreement. The Loan Documents represent unconditional, absolute, valid and enforceable obligations against the Company. The Company does not have a right of setoff or recoupment, counterclaim, claims or defenses against the Bank or any other person or entity that would or might affect the enforceability of any provisions of any of the Loan Documents or the collectability of sums advanced by the Bank in connection with the Indebtedness. The Company understands and acknowledges that the Bank is entering into this Agreement in reliance upon, and in partial consideration for, these acknowledgments and representations, and agrees that such reliance is reasonable and appropriate.

18.       Other Covenants. Unless the Bank otherwise consents in writing, during the Forbearance Period, the Company will do all of the following:

(a)       Comply with all requirements of the Loan Documents to the extent not inconsistent with this Agreement;

(b)       Ensure that the Bank is fully informed at all times of all material developments or events relating to the operation of the Company’s businesses, including changes in key personnel, or the manner of operating the businesses; and

(c)       Take any and all reasonable actions of any kind or nature whatsoever, either directly or indirectly, that are necessary to prevent the Bank from suffering a loss with respect to the Indebtedness, the Collateral or the Loan Documents or of any rights or remedies of the Bank with respect to the Indebtedness, the Collateral, the Loan Documents or this Agreement in the event of a Default by the Company under this Agreement or any of the Loan Documents (or the ability to exercise any such rights or remedies).

19.       Default. A Default shall exist under this Agreement if any one or more of the following events shall have occurred:

(a)       Except with respect to the Designated Defaults or any other failure of the Company to comply with Sections 5(g)(i) and 5(g)(ii) of the Loan Agreement, any breach or default in or failure to perform or observe any term, condition, or covenant set forth in, or any Event of Default under any of the Loan Documents, or any other document previously, now, or hereafter executed and delivered by the Company to the Bank shall occur after the date hereof, including but not limited to any failure of the Company to pay when due any principal or interest owing under the Loan Documents or any default in the performance of any obligation under Sections 5 or 6 of the Loan Agreement; or

(b)       Any breach or default in performance by the Company of any of the agreements, terms, conditions, covenants, warranties or representations set forth in this Agreement;

(c)       Any representation, warranty, acknowledgement, or agreement of the Company in this Agreement was false or misleading in any respect when made;

(d)       (i) The Company shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, readjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Company any case, proceeding or other action of a nature referred to in clause (i) above that results in the entry of an order for relief or any such adjudication or appointment; or (iii) there shall be commenced against the Company any case, proceeding or other action seeking issuance of a writ of attachment, execution, distraint or similar process against all or any substantial part of its assets, which results in the entry of an order for any such relief; or (iv) the Company shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (i), (ii) or (iii) above; and

(e)       The Bank, in its sole, good faith discretion, determines that a material adverse change has occurred after the date hereof in the financial condition, operations or business of the Company, or in the value of the Collateral or the Bank’s interest in the Collateral.

20.       Remedies Upon a Default. Immediately upon the occurrence of a Default, and notwithstanding anything to the contrary set forth herein or in any of the Loan Documents, (a) the Bank shall not be obligated to make any disbursements or advances to the Company, including any Revolving Loans, (b) the Bank shall have the right to accelerate the maturity of the Loans, (c) the Bank shall have the right to charge interest on any and all Obligations at a rate equal to five hundred (500) basis points above the non-default interest rate that would otherwise be in effect, regardless of whether such Obligation is accelerated or otherwise past due, and (d) the Bank shall have the default rights and remedies set forth in the Loan Documents and in any other document previously, now or hereafter executed and delivered to the Bank by the Company, the rights and remedies contained in this Agreement, and all rights and remedies existing under applicable law. All rights and remedies shall be cumulative and not exclusive, and the Bank shall have the right to exercise any and all other rights and remedies that may be available. Any action by the Bank against any property or party shall not serve to release or discharge any other security, property, or person in connection with this transaction.

21.       Indemnification. In addition to any other obligation of indemnification, the Company hereby assumes responsibility and liability for, and hereby holds harmless and indemnifies the Bank from and against, any and all, by way of example but without limitation, liabilities, demands, obligations, injuries, costs, damages (direct, indirect, or consequential), awards, charges, expenses, payments of money and attorneys’ fees, incurred or suffered, directly or indirectly, by the Bank and/or asserted against the Bank, by any person or entity whatsoever, including the Company arising out of this Agreement, or any document executed in connection herewith, or the relationship between or among the parties hereto, or the exercise of any right or remedy, including the realization, disposition or sale of the Collateral, or any portion thereof, or the exercise of any right in connection therewith, for which the Bank may be liable, for any reason whatsoever except for the Bank’s own acts of gross negligence or willful misconduct. Any such obligation of indemnification shall be considered part of the Indebtedness, as that term is defined in this Agreement.

22.       Waiver of Suretyship Defenses. The Company hereby waives the defenses of impairment of collateral for the obligations currently evidenced by the Notes, waives the defenses of impairment of a person against whom the Bank has any right of recourse, and waives any defenses of any accommodation maker, and consents that without discharging the Company, the time for payment and any other provision of this Agreement or the Loan Documents may be extended or modified an unlimited number of times before or after maturity without notice to it.

23.       Consent to Relief from Automatic Stay. The Company agrees that if it shall (a) file with any bankruptcy court of competent jurisdiction or be the subject of any petition under Title 11 of the United States Code, as amended, (b) be the subject of any order for relief issued under such Title 11 of the United States Code, as amended, (c) file or be the subject of any petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency or other relief for debtors, (d) seek consent to or acquiesce in the appointment of any trustee, receiver, conservator or liquidator, (e) be the subject of any order, judgment or decree entered by any court of competent jurisdiction approving a petition filed against it for any reorganization, arrangement, composition, readjustment, liquidation, disillusionment or similar relief under any present or future federal or state act or law relating to bankruptcy and insolvency, or relief for debtors, the Bank shall thereupon be entitled to relief from any automatic stay imposed by Section 362 of Title 11 of the United States Code, as amended, or from any other stay or suspension of remedies imposed in any other manner with respect to the exercise of the rights and remedies otherwise available to the Bank under the terms of this Agreement and the Loan Documents, and the Company shall consent to any such relief sought by the Bank. The Company agrees that upon the occurrence of a Default, the Bank shall be entitled to appointment of a receiver for the Collateral on an ex parte basis, without notice to the Company, and without regard to the value of the Collateral.

24.       Effect and Construction of Agreement. Except as expressly provided herein, the Loan Documents shall remain in full force and effect in accordance with their respective terms, and this Agreement shall not be construed to (a) impair the validity, perfection or priority of any lien or security interest securing the Indebtedness, (b) waive or impair any rights, powers or remedies of the Bank under the Loan Documents upon termination of the Forbearance Period, (c) constitute an agreement by the Bank or require the Bank to extend the Forbearance Period, grant additional forbearance periods or extend the time for payment of any of the Indebtedness, or (d) make any loans or other extensions of credit to the Company after termination of the Forbearance Period. In the event of any inconsistency between the terms of this Agreement and any of the Loan Documents, this Agreement shall govern. The Company acknowledges that it has consulted with counsel and with such other experts and advisors as it has deemed necessary in connection with the negotiation, execution, and delivery of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring that it be construed against the party causing this Agreement or any part hereof to be drafted.

25.       Notice. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail as follows:

If to the Bank:	The Huntington National Bank

2361 Morse Road, NC3W33

Columbus, OH 43229

Attn: Douglas Howard, Vice President

With a copy to:	Porter, Wright, Morris & Arthur LLP

41 South High Street

Columbus, Ohio 43215

Attn: James P. Botti, Esq.

If to the Company:	Bioanalytical Systems, Inc.

2701 Kent Avenue

West Lafayette, Indiana 47906

Attention: Jacqueline M. Lemke, President

With a copy to:	Ice Miller LLP

One American Square, Suite 2900

Indianapolis, Indiana 46282

Attn: Stephen J. Hackman, Esq.

All such notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day.

26.       Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company and the Bank and their respective successors and assigns; provided, however, that the foregoing shall not authorize any assignment by the Company of its rights or duties hereunder. The Bank does not undertake to give or to do or refrain from doing anything directly to or for the benefit of any person other than the Company and, with respect to the Company, other than as described herein. Although third parties may incidentally benefit from this Agreement, there are no intended beneficiaries other than the Company and the Bank.

27.       Indulgence; Modifications. No delay or failure of the Bank to exercise any right, power, or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, nor the exercise of any other right, power or privilege. The rights of the Bank hereunder are cumulative and are not exclusive of any rights or remedies that the Bank would otherwise have except as modified herein. No amendment, modification, supplement, termination, consent, or waiver of or to any provision of this Agreement, or any of the Loan Documents, nor any consent to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by or on behalf of the Bank.

28.       Governing Law and Service of Process. This Agreement is made in the State of Ohio and the validity, construction, interpretation and enforcement of this Agreement, and the rights of the parties thereunder shall be determined under, governed by and construed in accordance with the internal laws of the State of Ohio, without regard to principles of conflicts of law. Service of process, sufficient for personal jurisdiction in any action against the Company, may be made by registered or certified mail, return receipt requested, to the address set forth in Paragraph 25 hereof.

29.       Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement. Subject to Paragraph 16 hereof, this Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

30.       Entire Agreement. This Agreement, together with any agreements, documents and instruments executed and delivered pursuant hereto or in connection herewith, or incorporated herein by reference, contain the entire agreement of the parties hereto and no party shall be bound by anything not expressed in writing.

31.       Severability. If any part, term or provision of this Agreement is determined by a court to be illegal, unenforceable or in conflict with any law of the State of Ohio, federal law, or any other applicable law, the validity and enforceability of the remaining portions or provisions of this Agreement shall not be affected thereby.

32.       Reversal of Payments. If the Bank receives any payments or proceeds of Collateral that are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be paid to a trustee, debtor-in-possession, receiver or any other party under any bankruptcy law, common law, equitable cause or otherwise, then, to such extent, the obligations or part thereof intended to be satisfied by such payments or proceeds shall be reserved and continue as if such payments or proceeds had not been received by the Bank.

33.       Attorneys’ Fees. The Company shall reimburse the Bank promptly upon demand for all costs and expenses, including without limitation reasonable attorneys’ fees and expenses (without any requirement to produce a detailed time analysis), expended or incurred by the Bank (regardless whether arising out of any arbitration, judicial reference or legal action), in connection with (a) the structuring, negotiation and preparation of, or the interpretation of, or the amendment or enforcement of, this Agreement and the Loan Documents, including without limitation during any workout, attempted workout and/or in connection with the rendering of legal advice as to the Bank’s rights, remedies and obligations under this Agreement or any of the Loan Documents, whether or not any form of legal proceeding has commenced, (b) collecting any sum that becomes due the Bank under this Agreement or any of the Loan Documents, (c) any proceeding for declaratory relief, any counterclaim to any proceeding or any appeal, (d) the protection, preservation or enforcement of any rights or remedies of the Bank or any of the Collateral, whether or not any form of legal proceeding is commenced, or (e) any action to defend, protect, assert or preserve any of the Bank’s rights or remedies as a result of or related to any case or proceeding under Chapter 11 of the United States Code, as amended, or any similar law of any jurisdiction. All of such costs and expenses shall bear interest from the time of demand at the highest rate then in effect under the Loan Documents or this Agreement and shall be considered part of the Indebtedness, as that term is defined in this Agreement.

34.       Release of Claims and Waiver. The Company hereby releases, remises, acquits and forever discharges the Bank and its respective employees, agents, representatives, consultants, attorneys, fiduciaries, servants, officers, directors, partners, predecessors, successors and assigns, subsidiary corporations, parent corporations and related corporate divisions (all of the foregoing hereinafter called the “Released Parties”), from any and all actions and causes of action, judgments, executions, suits, debts, claims, demands, liabilities, obligations, damages and expenses of any and every character, known or unknown, direct and/or indirect, at law or in equity, of whatsoever kind or nature, whether heretofore or hereafter arising, for or because of any matter or things done, omitted or suffered to be done by any of the Released Parties prior to and including the date of execution hereof, and in any way directly or indirectly arising out of or in any way connected to this Agreement or any of the Loan Documents, including but not limited to claims relating to any settlement negotiations (all of the foregoing hereinafter called the “Released Matters”). The Company acknowledges that the agreements in this paragraph are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Released Matters. The Company represents and warrants to the Bank that it has not purported to transfer, assign or otherwise convey any right, title or interest it has in any Released Matter to any other Person and that the foregoing constitutes a full and complete release of all Released Matters.

35.       Further Assurances. The Company shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered, any and all such further assurances and other agreements or instruments, and take or cause to be taken all such other action as shall be reasonably necessary from time to time (a) to give full effect to this Agreement and the Loan Documents and the transactions contemplated thereby, and (b) to perfect and protect the liens and security interests created by this Agreement and/or the Loan Documents.

36.       VENUE; JURISDICTION; JURY TRIAL WAIVER. THE BANK AND THE COMPANY HEREBY IRREVOCABLY:

(A)       CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN COLUMBUS, OHIO;

(B)       AGREE THAT VENUE SHALL BE PROPER IN ANY COURT OF COMPETENT JURISDICTION LOCATED IN COLUMBUS, OHIO; AND

(C)       WAIVE ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS PARAGRAPH.

37.       JURY TRIAL WAIVER. THE PARTIES HERETO ACKNOWLEDGE AND AGREE THAT THERE MAY BE A CONSTITUTIONAL RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY CLAIM, DISPUTE OR LAWSUIT ARISING BETWEEN OR AMONG THEM, BUT THAT SUCH RIGHT MAY BE WAIVED. ACCORDINGLY, THE PARTIES AGREE THAT, NOTWITHSTANDING SUCH CONSTITUTIONAL RIGHT, IN THIS COMMERCIAL MATTER THE PARTIES BELIEVE AND AGREE THAT IT SHALL BE IN THEIR BEST INTERESTS TO WAIVE SUCH RIGHT, AND, ACCORDINGLY, HEREBY WAIVE SUCH RIGHT TO A JURY TRIAL, AND FURTHER AGREE THAT THE BEST FORUM FOR HEARING ANY CLAIM, DISPUTE, OR LAWSUIT, IF ANY, ARISING IN CONNECTION WITH THIS AGREEMENT, THE LOAN DOCUMENTS, OR THE RELATIONSHIP AMONG THE PARTIES HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, OR WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE, SHALL BE A COURT OF COMPETENT JURISDICTION SITTING WITHOUT A JURY.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereby have executed this Agreement as of the date first noted above.

THE BANK:

THE HUNTINGTON NATIONAL BANK

By: Douglas Howard, Vice President

THE COMPANY:

BIOANALYTICAL SYSTEMS, INC.

By: Jacqueline M. Lemke, President

Acknowledgement of The Company

State of _______________	)
) ss.
County of ______________	)

On this ___ day of _____________, 2016, before me personally appeared Jacqueline M. Lemke, proved to me on the basis of satisfactory evidence to be the person who executed the foregoing instrument on behalf of BIOANALYTICAL SYSTEMS, INC., an Indiana corporation, who being by me duly sworn did depose and say that she is an authorized representative of said entity, that said instrument was signed on behalf of said entity and that she acknowledged said instrument to be the free act and deed of said entity.

Notary Public

REAFFIRMATION AND CONSENT OF GUARANTOR

The undersigned, BAS EVANSVILLE, INC., an Indiana corporation (the “Guarantor”), being the Guarantor under that certain Guaranty Agreement dated as of May 14, 2014 (the “Guaranty”), pursuant to which the Guarantor unconditionally guaranteed the obligations of BIOANALYTICAL SYSTEMS, INC., an Indiana corporation (the “Company”) to THE HUNTINGTON NATIONAL BANK (the “Bank”) arising under the terms of that certain Credit Agreement dated as of May 14, 2014, entered into by and between the Company and the Bank, as amended by a First Amendment to Credit Agreement dated as of May 14, 2015, a Forbearance Agreement and Second Amendment to Credit Agreement dated as of April 27, 2016, a Second Forbearance Agreement and Third Amendment to Credit Agreement dated as of July 1, 2016, and a Third Forbearance Agreement and Fourth Amendment to Credit Agreement dated as of September 30, 2016 (such Credit Agreement, as so amended, hereinafter the “Loan Agreement”), hereby (i) consents to the execution of the foregoing Fourth Forbearance Agreement and Fifth Amendment to Credit Agreement to be entered into by and between the Company and the Bank (the “Forbearance Agreement”); (ii) agrees that the Obligations (as defined in the Guaranty) shall include the obligations of the Company to the Bank under the Forbearance Agreement and the Loan Agreement, as amended by the Forbearance Agreement; (iii) reaffirms its Obligations under, and agrees to be bound by, the terms of the Guaranty; (iv) reaffirms each warranty, representation, covenant and agreement made by it in the Guaranty, and (v) releases, remises, acquits and forever discharges the Released Parties from the Released Matters (as such terms are defined in the above Forbearance Agreement).

Further, the Guarantor acknowledges that although it may be the present practice of the Bank to obtain its consent to the execution and delivery of the Forbearance Agreement, the Bank may discontinue any such practice in the future and such discontinuance shall not be construed as a waiver of the Bank’s right, in its discretion, to enter into any further amendments or to grant any further waivers or forbearance of any of the terms and conditions of the Loan Agreement or Forbearance Agreement without the consent of the Guarantor, and the Bank’s failure to request or obtain the consent of the Guarantor to any such amendment or waiver shall not affect the liability of the Guarantor to the Bank under the Guaranty.

IN WITNESS WHEREOF, the Guarantor has executed this Reaffirmation and Consent of Guarantor by its duly authorized officer as of ____________ __, 2016.

BAS EVANSVILLE, INC.

By:

Its: